Obtaining Control of Credit Suisse Commodity
Access Strategy Fund A

As of April 30, 2016, Pershing ("Shareholder").
Owned 22,619 shares of the Fund, which
represented 31.71% of the outstanding shares of the
Fund, and Charles Schwab owned 22,803 shares of
the Fund, which represented 31.97% of the Fund.
As of October 31, 2016 Charles Schwab, owned
33,519 shares of the Fund, which represented
34.29% of the Fund and Pershing owned less than
25% of the Fund.   Accordingly, Shareholder
continues to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Commodity
Access Strategy Fund C

As of April 30, 2016 Pershing owned 37,150 shares of the Fund which represented 74.02% of the Fund.
As of October 31, 2016, Pershing owned 36,764 shares of the Fund which represented 73.32% of the Fund. Accordingly, Pershing continues to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Commodity
Access Strategy Fund I

As of April 30, 2016 Merchant Holdings
("Shareholder") owned 5,685,898 shares of the
Fund which represented 95.57% of the Fund.  As of
October 31, 2016, Merchant Holdings
("Shareholder") owned 5,685,898 shares of the
Fund, which represented 95.43% of the outstanding
shares.   Accordingly, Shareholder continues to be a
controlling person of the Fund.